Exhibit 2.3

ASSET PURCHASE AGREEMENT

by and among

JOE’S JEANS INC.

and

GBG USA INC.

dated as of

September 8, 2015

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 8, 2015, is entered into by and between Joe’s Jeans, Inc., a Delaware corporation (“Seller”), and GBG USA Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes, for itself and on behalf of the Seller Subsidiaries, to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller or the Seller Subsidiaries, certain assets and liabilities of the Joe’s Business, subject to the terms and conditions set forth herein;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s and Buyer’s willingness to enter into this Agreement, Seller is entering into an Asset Purchase Agreement (the “IP Asset Purchase Agreement”) with Joe’s Holdings LLC (the “IP Assets Purchaser”) and Sequential Brands Group, Inc., pursuant to which, among other things, the IP Assets Purchaser will purchase and assume from Seller or its applicable Subsidiaries certain intellectual property assets used or held for use in the Joe’s Business, together with certain contract and other related assets and liabilities of the Joe’s Business; and

WHEREAS, prior to or concurrently with the execution of this Agreement, Buyer is entering into an offer letter for the employment of Joe Dahan (“Dahan”), pursuant to which, among other things, Dahan will be employed by Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                                 Defined Terms.  The following terms have the meanings specified or referred to in this Article I:

“Acquired Purchase Orders” means customer purchase orders of the Joe’s Business.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreed Claims” has the meaning set forth in Section 7.05(c).

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Accounts Payable” has the meaning set forth in Section 2.03(b).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” means books and records relating to the Purchased Assets and Assumed Liabilities in whatever form, including without limitation invoices, credit records, payroll, personnel, files and all customer lists and records in any form (and all software related to such customer records, to the extent transferable), whether of past or present customers or potential future customers, supplier lists and records, price lists, purchasing materials and records, manufacturing, maintenance and quality control records and procedures, warranty and service records, accounts payable records and files, manuals, standard operating procedures, correspondence, and confidential or proprietary information, but excluding any records relating to Seller’s Taxes or other personal records of Seller to the extent such records do not relate solely to the Purchased Assets or Assumed Liabilities.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Working Capital” means the sum of the Current Assets of the Joe’s Business minus the Current Liabilities of the Joe’s Business as of the close of business on the Closing Date, calculated in accordance with Exhibit A.

“Buyer” has the meaning set forth in the preamble.

“Buyer Designee” has the meaning set forth in Section 10.06.

“Buyer Disclosure Letter” means the Disclosure Letter delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(b).

“Claim Certificate” has the meaning set forth in Section 7.05(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“COBRA” has the meaning set forth in Section 4.15(e).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings listed thereunder.

“Company SEC Documents” means all periodic filings (i.e., 10-Ks, 10-Qs and 8-Ks) made by Seller pursuant to the Securities Exchange Act of 1934, as amended, in each case including all exhibits and schedules thereto since July 1, 2015 (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements, and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking).

“Confidential Material” means all information (written or oral) that is confidential or proprietary to Seller or any of its Subsidiaries or is not otherwise generally available to the public regarding the Joe’s Business.  The term “Confidential Material” shall not include any information (written or oral) (a) regarding Seller or any of its Subsidiaries, including, without limitation, any information (written or oral) regarding the Hudson’s Business, (b) that is or becomes generally available to the public or is or becomes generally known within the industries in which the Joe’s Business is conducted, in each case other than as a result of disclosure by Seller or its Representatives in violation of this Agreement, (c) becomes available to Seller or any of its Subsidiaries or Representatives from a Person other than Buyer on a non-confidential basis, provided that such Person was not known by Seller or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer with respect to such materials, or (d) is independently developed by Seller or any of Subsidiaries or Representatives without reference to Confidential Material.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of May 20, 2015, by and between Buyer and Seller.

“Consents” has the meaning set forth in Section 4.03.

“Continuing Joe’s Employee” has the meaning set forth in Section 6.10(a).

“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, bonds, guarantees, franchises, and other legally binding agreements, understandings, arrangements and letters of intent, and any amendments thereto, in each case whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Covered Real Property” means any real property that is currently occupied by Seller or the Seller Subsidiaries pursuant to a Seller Lease that is an Assigned Contract.

“Current Assets” means net Purchased Accounts Receivable, Inventory and prepaid expenses of the Joe’s Business and the other assets set forth in the line items included on Exhibit A and acquired pursuant to the terms of this Agreement, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of Seller’s Affiliates (excluding the Seller Subsidiaries), directors, employees, officers or shareholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year.

“Current Liabilities” means accounts payable and accrued expenses of the Joe’s Business and the other liabilities set forth in the line items included on Exhibit A and assumed pursuant to the terms of this Agreement, but excluding (a) payables to any of Seller’s Affiliates (excluding the Seller Subsidiaries), directors, employees, officers or shareholders and any of their respective Affiliates, (b) deferred Tax liabilities, (c) the current portion of long term debt, (d) any other debt instruments, and (e) any amounts due for Taxes of Joe’s Business, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements for the most recent fiscal year.

“Dahan” has the meaning set forth in the recitals.

“Dahan Offer Letter” means that certain Offer Letter, dated as of the date of this Agreement, between Joe Dahan and GBG USA Inc.

“Deductible” has the meaning set forth in Section 7.04(a).

“Delayed Transfer Assets” has the meaning set forth in Section 6.15.

“Delayed Transfer Date” means the earlier of (i) the date upon which the Merger (as defined in the Merger Agreement) is consummated, (ii) the date that the Wind-Down (as defined in the IP Asset Purchase Agreement) has been completed in accordance with the terms of the IP Asset Purchase Agreement and (iii) December 31, 2016.

“Delayed Transfer Liabilities” has the meaning set forth in Section 6.15.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Letters” means the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Employee Transition Date” has the meaning set forth in Section 6.10(b).

“Encumbrances” means any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, leases to third parties, security agreements, or any other restriction of any kind.

“End Date” has the meaning set forth in Section 9.01(b).

“Environmental Laws” means Laws regulating pollution or protection of human health or the environment, including all laws regulating the use, generation, handling, treatment, storage, disposal, management, release or threatened release of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wilmington Trust, National Association.

“Escrow Amount” has the meaning set forth in Section 2.05.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Accounts Receivable” means amounts payable to Seller pursuant to agreements that are being acquired by the IP Assets Purchaser pursuant to the IP Asset Purchase Agreement and accounts receivable related to the promissory note issued to Seller in connection with the “Advanced Retail” distribution arrangement sale.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Real Property” means any real property that is currently occupied by Seller or any of the Seller Subsidiaries other than Covered Real Property.

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations” means collectively, those representations and warranties contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller); Section 4.19 (Brokers), Section 4.20 (Title to Purchased Assets), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), and Section 5.04 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States federal, state, provincial or local government or political subdivision thereof, or any agency, commission or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction or any securities exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance or waste that is regulated as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” under applicable Environmental Laws.

“Hudson’s Business” means the business of Seller and its applicable Subsidiaries operated as of the date hereof under the brand names “Hudson’s,” and “Hudson Jeans”.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 4.23.

“Inventory” has the meaning set forth in Section 2.01(a).

“IP Asset Purchase Agreement” has the meaning set forth in the recitals.

“IP Assets Purchaser” has the meaning set forth in the recitals.

“Joe’s Business” means the business of Seller and the Seller Subsidiaries operated as of the date hereof under the brand names “Joe’s Jeans,” “Joe’s,” “Joe’s JD” and “else”.

“Joe’s Employee” means employees of the Seller or its Subsidiaries who exclusively or primarily perform services for the Joe’s Business.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.04(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means without duplication (a) any and all claims, actions, cause of actions, judgment, awards, losses, damages, liabilities, costs or expenses (including any costs and expenses related to an Indemnified Party’s obligation to mitigate in Section 7.04(e)), including reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a) whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Mark-Down” has the meaning set forth in Section 4.12.

“Material Adverse Effect” means any change, event, circumstance, effect, development, occurrence or state of facts that, individually or in the aggregate:  (i) has or would reasonably be likely to have a material adverse effect on to the business, condition, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Joe’s Business, taken as a whole; provided, that none of the following shall be deemed in itself to constitute, and that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:  (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Joe’s Business is conducted (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (c) conditions (or changes therein) in any industries in which the Joe’s Business is conducted (excluding seasonal fluctuations) (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (d) the taking of any action required by this Agreement or the IP Asset Purchase Agreement or the announcement of the transactions contemplated hereby or thereby, in accordance with their respective terms (e) changes in applicable Law or GAAP (or, in each case, any interpretations thereof) (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), (f) any acts of terrorism or war or any escalation thereof or any weather related event, fire or natural disaster (except, in each case, to the extent that the Joe’s Business, taken as a whole, is disproportionately adversely affected relative to other participants in the industries in which the Joe’s Business is conducted), or (g) any failure of the Joe’s Business to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or will be, a Material Adverse Effect); or (ii) has a material adverse effect on Seller’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contracts” means all Contracts (a) by which any of the Purchased Assets or Assumed Liabilities are bound or affected or (b) to which Seller or any of its Subsidiaries are parties or by which Seller or any of its Subsidiaries are bound in connection with the Joe’s Business, the Purchased Assets or the Assumed Liabilities, in each case, (i) that relate to the manufacture, design, marketing, promotion, production, distribution, sale or licensing of any of the Purchased Assets, other than sales of inventory in the ordinary course of business; (ii) granting or evidencing an Encumbrance (other than Permitted Encumbrances) on any Purchased Asset or any other property or asset of Seller or any of its Subsidiaries and used in connection with the Joe’s Business; (iii) limiting the ability of Seller or any of its Subsidiaries to (1) engage in the Joe’s Business in any capacity or (2) compete with any Person or in any geographical area with respect to the Joe’s Business; (iv) relating to the Joe’s Business (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) among (1) Seller or any of its Affiliates or (2) Seller or any of its Subsidiaries or any current or former officer or director of Seller or any of its Subsidiaries; (v) involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement; (vi) providing for employment, consulting, collectively bargaining or other agreement with a labor organization; (vii) other than as provided in any Seller Benefit Plan, any plan, program, arrangement or contract that providing for the payment of (x) severance, termination or similar type compensation or benefits upon the termination or resignation of any employee’s employment, or (y) compensation or benefits to any employee in excess of Seventy Five Thousand Dollars ($75,000), which is directly contingent on the retention of such employee; (viii) entered into with suppliers or customers other than in the ordinary course of business; (ix) granting another party “most favored nation” or similar status or license to or franchise in respect of any material right, property or asset of the Joe’s Business; (x) with any Material Customer or Material Supplier (other than in the ordinary course of business); and (xi) relating to the Joe’s Business involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice; provided, however, that in no event will any Contract be deemed to be a Material Contact if, following the Closing, such Contract will not be binding on or otherwise affect any of the Purchased Assets or Assumed Liabilities.

“Material Customers” has the meaning set forth in Section 4.13.

“Material Suppliers” has the meaning set forth in Section 4.13.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof by and among RG Parent, LLC, a Delaware limited liability company, JJ Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Seller, and Seller.

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Participant” means each current or former director, officer, employee or individual independent contractor of Seller or any Seller Subsidiary.

“Permits” means all permits, licenses, franchises, approvals, certificates, rights, exemptions, authorizations and consents granted from or issued by Governmental Authorities.

“Permitted Encumbrance” means each of the following:  (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances for Taxes not yet due and payable or contested in good faith; (iv) requirements and restrictions of zoning, building and other Laws, rules and regulations; (v) statutory liens of landlords for amounts not yet due and payable; (vi) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (vii) imperfections of title or liens affecting any assets of the Joe’s Business that are de minimus with respect to the value or use of such asset by Buyer.

“Person” means and includes an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, limited liability partnership, limited partnership, group or other entity.

“Post-Closing Period” shall mean all taxable years or other taxable periods that begin on or after the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period beginning on the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the day before the Closing Date and, with respect to any Overlap Period, the portion of such taxable year or period ending on the day before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents, managers and other agents of such Person.

“Required Consents” means the Consents listed in Section 3.02(a)(v) of the Seller Disclosure Letter.

“Safety Requirements” has the meaning set forth in Section 4.08(d).

“Seller” has the meaning set forth in the preamble.

“Seller Benefits Plans” has the meaning set forth in Section 4.15(a).

“Seller Disclosure Letter” means the Disclosure Letter delivered by Seller concurrently with the execution and delivery of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Lease” means any lease, sublease, sub-sublease, license or other agreement under which Seller or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Seller Subsidiary” means Joe’s Jeans Subsidiary Inc. and Joe’s Jeans Retail Subsidiary Inc.

“Seller’s Counsel” means Richards, Layton & Finger P.A.

“Seller’s Counsel Opinion” has the meaning set forth in Section 3.02(a)(iv).

“Seller’s Working Capital Statement” has the meaning set forth in Section 2.07(a).

“Special Damages” has the meaning set forth in Section 7.04(d).

“Subsidiary” of a Person means any other Person that directly or indirectly, through one or more intermediaries, is Controlled by such Person.

“Tangible Personal Property” means all office equipment, machinery, equipment and supplies, furniture and fixtures and other items of tangible personal property (other than Inventory) owned by Seller or any of its Subsidiaries that is physically located at any Covered Real Property and that is used exclusively in connection with the ownership, maintenance or operation of any Covered Real Property and the Joe’s Business or by the Joe’s Employees; other than the items set forth in Section 1.01 of the Seller Disclosure Letter.

“Tax Clearance Certificate” has the meaning set forth in Section 6.07(b).

“Tax Contest” has the meaning set forth in Section 7.05(b).

“Tax Return” means any return, amended return, disclosure, election, estimate, form, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added, capital gain, capital stock, social security, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies, or other governmental charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for such amounts payable as a result of a contractual obligation to indemnify any Person.

“Third Party Claim” has the meaning set forth in Section 7.05(b).

“Transaction Documents” means this Agreement, the Bill of Sale, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Employees” has the meaning set forth in Section 6.10(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(ix).

“WARN Act” has the meaning set forth in Section 6.10(a).

“Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by any party hereto with the actual knowledge that the taking of such act or failure to take such act would cause or would be reasonably likely to cause a breach of this Agreement, in each case, that causes the conditions to Closing of Buyer under Section 8.02 (in the event of a breach by Seller) or of Seller under Section 8.03 (in the event of a breach by Buyer) to be incapable of being satisfied prior to the End Date.

Section 1.02                                 Construction.  In this Agreement, unless the context otherwise requires:

(a)                                 references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including e-mail, provided the sender complies with the provisions of Section 10.02);

(b)                                 the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties;

(c)                                  words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)                                 the descriptive headings of the several Articles and Sections of this Agreement, the Seller Disclosure Letter and the Buyer Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)                                  whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then, unless otherwise indicated herein, that action may be validly taken on or by the next day that is a Business Day;

(f)                                   the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)                                  this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)                                 “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)                                     references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America

(j)                                    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k)                                 unless expressly stated otherwise, “assets” shall include “rights,” including rights under contracts; and

(l)                                     “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

Section 1.03                                 Exhibits and Disclosure Letters.  The Exhibits, the Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.04                                 Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Seller” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.04 of the Seller Disclosure Letter and the knowledge such individuals would or should have after reasonable inquiry, and (ii) the “Knowledge of Buyer” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.04 of the Buyer Disclosure Letter and the knowledge such individuals would or should have after reasonable inquiry.

ARTICLE II
PURCHASE AND SALE

Section 2.01                                 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, at the Closing, Seller shall (and shall cause the Seller Subsidiaries to) sell, assign, transfer, convey and deliver, and Buyer shall purchase, all of Seller’s or the Seller Subsidiaries’ right, title and interest in, to and under the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances); provided, that the Purchased Assets that are Delayed Transfer Assets shall be delivered to Buyer on the Delayed Transfer Date pursuant to Section 6.15.  “Purchased Assets” means only the following assets owned by Seller or the Seller Subsidiaries:

(a)                                 all inventory, finished goods, raw materials, work in progress, customer returns, packaging, supplies, parts and other inventories related exclusively to the Joe’s Business that is physically located at or that is in transit to any Covered Real Property or that is physically located at any third party location held at the direction of Seller or the Seller Subsidiaries (“Inventory”);

(b)                                 all accounts receivable held by Seller or the Seller Subsidiaries related exclusively to the Joe’s Business other than Excluded Accounts Receivable (“Purchased Accounts Receivable”);

(c)                                  the Seller Leases, Acquired Purchase Orders, and the other Contracts set forth on Section 2.01(c) of the Seller Disclosure Letter (collectively, the “Assigned Contracts”);

(d)                                 all Tangible Personal Property;

(e)                                  all pre-paid expenses (other than in respect of Taxes) relating exclusively to the operation of the Joe’s Business, including pre-paid lease and rental payments (including any security deposits) and other current assets of Seller and Seller Subsidiaries related exclusively to the Joe’s Business;

(f)                                   copies of all Books and Records (whether in paper or electronic format) relating to the assets described in Sections 2.01(a) through 2.01(e);

(g)                                  to the extent transferrable, all express or implied warranties, indemnities and guarantees that are exclusively related to any of the assets described in Sections 2.01(a) through 2.01(e);

(h)                                 all brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials and other similar items which have been produced by or for Sellers specifically in connection with Joe’s Business;

(i)                                     to the extent assignable, all of Seller’s and the Seller Subsidiaries’ vendor identification numbers used exclusively in connection with Joe’s Business, and company prefixes issued by the Uniform Code Council, Inc., or GSI-US and any analogous foreign entity regarding international product codes (e.g. the EAN and JAN), to Sellers and any bar codes containing any such prefixes that identify Seller, the Seller Subsidiaries or the Inventory; and

(j)                                    all goodwill exclusively related to any of the assets described in Sections 2.01(a) through 2.01(e) and, for the avoidance of doubt, excluding any goodwill associated with the assets that are being acquired by the IP Assets Purchaser pursuant to the IP Asset Purchase Agreement.

Section 2.02                                 Excluded Assets.  Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor any of the Seller Subsidiaries is selling or assigning, any properties, assets or rights other than the Purchased Assets (such properties, rights and assets that are not Purchased Assets, collectively, the “Excluded Assets”).

Section 2.03                                 Assumed Liabilities.  On the terms and subject to the conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of Seller or any of the Seller Subsidiaries to the extent arising out of or relating to the Purchased Assets (collectively, the “Assumed Liabilities”); provided, that Buyer shall assume, and agree to pay, perform and discharge when due the Assumed Liabilities that are Delayed Transfer Liabilities from and after the Delayed Transfer Date pursuant to Section 6.15:

(a)                                 all liabilities and obligations arising under or relating to the Assigned Contracts in respect of periods on and after the Closing Date (or, solely with respect to Assigned Contracts that are Delayed Transfer Assets, in respect of periods on and after the Delayed Transfer Date), provided, that Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller or any of the Seller Subsidiaries on or prior to the Closing Date of any provision of any Assigned Contract (or, solely with respect to Assigned Contracts that are Delayed Transfer Assets, on or prior to the Delayed Transfer Date);

(b)                                 all accounts payable (“Assumed Accounts Payable”) and other Current Liabilities of Seller and the Seller Subsidiaries (other than in respect of Taxes) relating exclusively to the operation of the Joe’s Business and reflected in Seller’s Working Capital Statement;

(c)                                  all liabilities and obligations in respect of periods on and after the Closing Date arising out of or relating to the employment or termination of employment of Continuing Joe’s Employees (or, solely with respect to Joe’s Employees that are located at Covered Real Property operated pursuant to a Seller Lease that is a Delayed Transfer Asset, in respect of periods on or after the Delayed Transfer Date), including any WARN Act or other liabilities relating to the termination of any Continuing Joe’s Employee on or after the Closing Date (or, solely with respect to Joe’s Employees that are located at Covered Real Property operated pursuant to a Seller Lease that is a Delayed Transfer Asset, on or after the Delayed Transfer Date), provided that Buyer shall not be liable to the extent of any incremental liability incurred by Buyer directly caused by actions taken by Buyer in reliance upon any inaccurate information contained in the lists provided by Seller in accordance with Section 4.15(d) and Section 6.10(h);

(d)                                 any liabilities or obligations for Taxes for which Buyer is liable pursuant to Section 6.08 and Section 6.09;

(e)                                  subject to Section 2.03(a), all liabilities and obligations arising out of or relating to the ownership or operation of the Purchased Assets in respect of periods on or after the Closing (or, solely in the case of Delayed Transfer Assets, in respect of periods on or after the Delayed Transfer Date); and

(f)                                   any liabilities or obligations for which Buyer is liable pursuant to Section 6.10(b).

Section 2.04                                 Excluded Liabilities.  Notwithstanding anything contained herein to the contrary, Buyer shall not assume or cause to be assumed, or be deemed to have assumed and shall not be liable or responsible to pay, perform or discharge any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or after the date hereof) of Seller or any of its Subsidiaries, other than Assumed Liabilities (such liabilities or obligations that are not Assumed Liabilities, collectively, the “Excluded Liabilities”) including by way of illustration and not limitation:

(a)                                 any liability to the extent relating to or based on events or conditions occurring or existing or arising out of, the Joe’s Business operated prior to the Closing Date (or, in the case of the Delayed Transfer Liabilities, prior to the Delayed Transfer Date), or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Joe’s Business) (or, in the case of the Delayed Transfer Assets, prior to the Delayed Transfer Date);

(b)                                 any liabilities or obligations for Taxes for which Seller is liable pursuant to Section 6.08 and Section 6.09;

(c)                                  any amounts due to Affiliates of Seller (other than the Seller Subsidiaries);

(d)                                 any indebtedness for borrowed money, bank loans or facilities or any other debt instruments;

(e)                                  any obligations or liabilities related to any litigation involving Seller or any of the Seller Subsidiaries relating to the Joe’s Business to the extent related to periods prior to the Closing Date (or, in the case of Delayed Transfer Liabilities, to the extent related to periods prior to the Delayed Transfer Date);

(f)                                   any liabilities or obligations of Seller or any of its Affiliates that relate to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date (or, in the case of Delayed Transfer Liabilities, to the extent related to periods prior to the Delayed Transfer Date);

(g)                                  any liabilities of Seller to any current or former stockholder in respect of such stockholder’s equity interest in Seller;

(h)                                 any liabilities or obligations arising under Excluded Assets;

(i)                                     any liabilities or obligations arising out of (i) any Laws or claims respecting employment and employment practices, including those related to discrimination, wrongful discharge and harassment, equal opportunity, unfair labor practice, wages and hours, any claims for wages or other benefits including bonuses, commissions, accrued vacation, workers’ compensation, severance, retention, termination or other payments, and incorrect classification of any individual as an independent contractor or violation of any agreement; (ii) Seller Benefit Plans; (iii) employment, or termination of employment, of any Joe’s Employee prior to the Closing Date (or, solely with respect to Joe’s Employees that are located at Covered Real Property operated pursuant to a Seller Lease that is a Delayed Transfer Asset, prior to the

Delayed Transfer Date); (iv) or workers’ compensation claims of any Joe’s Employee, in each instance to the extent related to events occurring prior to the Closing Date (or, solely with respect to Joe’s Employees that are located at Covered Real Property operated pursuant to a Seller Lease that is a Delayed Transfer Asset, prior to the Delayed Transfer Date), in each case under clauses (i) — (iv) above; or

(j)                                    any costs or expenses payable by Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement, other than as specifically set forth herein.

Section 2.05                                 Purchase Price.  The aggregate purchase price for the Purchased Assets shall be Thirteen Million Dollars ($13,000,000) (the “Purchase Price”).  The Purchase Price shall be paid at Closing by wire transfer of immediately available funds to accounts designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing.  In addition, Buyer shall make a payment in an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Escrow Amount”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, which Escrow Amount shall be governed by Section 6.16 of the IP Asset Purchase Agreement.

Section 2.06                                 Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price and, to the extent treated as consideration for federal income tax purposes any Assumed Liabilities and any other amounts, in accordance with Section 1060 of the Code.  Seller and Buyer agree that Buyer shall prepare and provide to Seller a draft allocation of the purchase price among the Purchased Assets within ninety (90) days after the Closing Date.  Seller shall notify Buyer within ninety (90) days of receipt of such draft allocation of any objection Seller may have thereto. Seller and Buyer agree to attempt to resolve any disagreement with respect to such allocation in good faith.  In addition, Seller and Buyer hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 2.06 in connection with the preparation of Internal Revenue Service Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Seller nor Buyer shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.06 except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.  If Seller and Buyer cannot agree on all or a portion of the allocation within sixty (60) days of Seller’s objection to the allocation, each party shall use its own allocation of the unagreed portion as it deems appropriate.

Section 2.07                                 Seller’s Working Capital Statement; Transfer of Purchased Assets and Assumed Liabilities.

(a)                                 No later than three (3) days prior to the Closing Date and the Delayed Transfer Date, Seller shall deliver to Buyer a statement (the “Seller’s Working Capital Statement”) of the estimated Business Working Capital as of the Closing Date, calculated in accordance with Exhibit A.

(b)                                 At the Closing, the Purchased Assets shall be sold, conveyed, transferred, assigned and delivered to Buyer (other than the Delayed Transfer Assets, which will be delivered to Buyer on the Delayed Transfer Date pursuant to Section 6.15), free and clear of all Encumbrances (other than Permitted Encumbrances), and the Assumed Liabilities shall be assumed by Buyer (other than the Delayed Transfer Liabilities, which will be assumed by Buyer on the Delayed Transfer Date pursuant to Section 6.15), pursuant to transfer and assumption Contracts, bills of sale, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, drafts, checks or other instruments in such form as is necessary to effect a sale, conveyance, transfer and assignment of the Purchased Assets and an assumption of the Assumed Liabilities as Buyer and Seller shall reasonably deem necessary, or as required by Law in order to consummate the transaction and, to vest in Buyer valid title to the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), which documents and instruments shall be executed, delivered and/or filed on the Closing Date or the Delayed Transfer Date, as applicable, by Seller (and, as applicable, its Subsidiaries), Buyer and/or any other third parties.

Section 2.08                                 Required Consents.

(a)                                 Absence of Consents, Obtaining Consents.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Assigned Contract or right is prohibited by any applicable Law or would require any third party or any Governmental Authority’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof.  Following the Closing, the parties hereto shall have a continuing obligation to use their commercially reasonable best efforts to cooperate with each other to obtain promptly all such authorizations, approvals, consents, negative clearances or waivers; provided, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers.  Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Seller or the applicable Seller Subsidiary shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Assigned Contract or right to Buyer hereunder.

(b)                                 Benefit of Assigned Contracts. Pending, or in the absence of, such authorization, approval, consent, negative clearance or waiver, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic claims, rights and benefits and liabilities of use of such Assigned Contract or right and Seller or the applicable Seller Subsidiary shall continue to perform such Contracts upon the reasonable direction of Buyer; provided, that Seller shall bear the economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 2.08(b) and Buyer shall be responsible for the Assumed Liabilities, if any, arising under such Assigned Contract.

ARTICLE III
CLOSING

Section 3.01                                 Closing.  On the terms and subject to the conditions of this Agreement and the satisfaction or waiver of all of the conditions set forth in Article III hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the date that is two (2) Business Days following the satisfaction or waiver of all of the conditions set forth in Article VIII hereof (other than those conditions to be satisfied on the Closing Date, but subject to the satisfaction or waiver, if permissible, of such conditions) at the offices of Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue NW, Washington DC 20036, or at such other time, date or place as the parties hereto shall agree in writing.  The date upon which the Closing occurs is herein referred to as the “Closing Date”. Upon consummation of the Closing, the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 12:01 a.m. (New York time) on the Closing Date or the Delayed Transfer Date, as applicable; provided, that the Delayed Transfer Assets will not be delivered, and the Delayed Transfer Liabilities will not be assumed, until the Delayed Transfer Date.

Section 3.02                                 Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver (or cause to be delivered) to Buyer the following:

(i)                                     a certificate signed by an authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Sections 8.02(a) and (b);

(ii)                                  a counterpart to the bill of sale, assignment and assumption agreement in substantially the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller and the Seller Subsidiaries;

(iii)                               a counterpart to each assignment and assumption agreement with respect to each Seller’s or the applicable Seller Subsidiaries’ interest in each Seller Lease that is an Assigned Contract in substantially the form of Exhibit C hereto (each, an “Assignment of Lease”), duly executed by Seller or the applicable Seller Subsidiary;

(iv)                              a duly executed Opinion of Seller’s Counsel substantially in the form previously provided to Buyer (“Seller’s Counsel Opinion”);

(v)                                 the Required Consents;

(vi)                              A certificate of the corporate secretary (or equivalent officer) of Seller with respect to certain corporate matters and attaching thereto (A) a true, correct and complete copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; and (B) certification of the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents and the documents to be delivered hereunder and thereunder;

(vii)                           A certificate of the corporate secretary (or equivalent officer) of each Seller Subsidiary with respect to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of directors of such Seller Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(viii)                        a non-foreign person affidavit from Seller and/or the Seller Subsidiaries dated as of the Closing Date as required by, and satisfying the requirements of, Section 1445 of the Code;

(ix)                              a counterpart to the transition services agreement, which agreement shall be in form and substance reasonably satisfactory to Buyer and Seller and contain the terms set forth on Exhibit D hereto (the “Transition Services Agreement”), duly executed by Seller; and

(x)                                 such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be required in the reasonable opinion of Buyer and its counsel to vest in Buyer good and valid title to the Purchased Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), and to put Buyer in actual possession or control of the Purchased Assets (other than the Delayed Transfer Assets, which will be delivered at the Delayed Transfer Date pursuant to Section 6.15), including, by way of illustration and not limitation, as set forth in Section 2.07(b).

(b)                                 At the Closing, Buyer shall deliver (or cause to be delivered) to Seller or the applicable Seller Subsidiary the following:

(i)                                     an amount in cash equal to the Purchase Price, payable by wire transfer of immediately available funds in accordance with Section 2.05;

(ii)                                  a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, confirming the matters set forth in Sections 8.03(a) and (b);

(iii)                               a counterpart to the Bill of Sale duly executed by Buyer;

(iv)                              a counterpart to each Assignment of Lease duly executed by Buyer;

(v)                                 a counterpart to the Transition Services Agreement duly executed by Buyer; and

(vi)                              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(c)                                  At the Closing, Buyer shall deliver (or cause to be delivered) to the Escrow Agent an amount in cash equal to the Escrow Amount payable by wire transfer of immediately available funds in accordance with Section 2.05.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct.

Section 4.01                                 Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller and each Seller Subsidiary have all necessary corporate or other power and authority to own the Purchased Assets and to carry on the Joe’s Business as currently conducted.  Seller and the Seller Subsidiaries are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Joe’s Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02                                 Authority of Seller.  Seller has all necessary corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Seller Subsidiary has all necessary corporate or other power and authority to enter into the Transaction Documents to which such Seller Subsidiary is a party, to carry out its respective obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller and the Seller Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  The execution and delivery by each Seller Subsidiary of any Transaction Document to which such Seller Subsidiary is a party, the performance by such Subsidiary of its obligations thereunder and the consummation by such Seller Subsidiary of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action on the part of such Seller Subsidiary.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity.  At the Closing, each Transaction Document shall have been duly executed and delivered by Seller and/or the Seller Subsidiaries, as applicable, and (assuming due authorization, execution and delivery by Buyer) each such Transaction Document shall constitute a legal, valid and binding obligation of Seller and/or such Seller Subsidiary, enforceable against Seller and/or such Seller Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03                                 No Conflicts; Consents.  (a) The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby and (b) the execution, delivery and performance by each Seller Subsidiary of the Transaction Documents to which such Seller Subsidiary is a party, and the consummation of the transactions contemplated thereby do not and will not:  (i) result in a violation or breach of or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller or the Seller Subsidiaries, as applicable, in each case, amended to the date of this Agreement; (ii) create any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset; (iii) result in a material violation or material breach of or material conflict with any provision of any Law or Governmental Order applicable to Seller, any of the Seller Subsidiaries, the Joe’s Business or the Purchased Assets; or (iv) except as set forth in Section 4.03 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under or result in the acceleration of any obligation under any Assigned Contract (collectively, the “Consents”).  Except as set forth in Section 4.03 of the Seller Disclosure Letter, no consent, approval, Permit, or Governmental Order of, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Seller Subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                                 Financial Statements.  Attached hereto in Section 4.04 of the Seller Disclosure Letter are true and complete copies of the following financial statements (such financial statements, collectively, the “Financial Statements”):

(a)                                 the unaudited consolidated balance sheet of Seller and the Seller Subsidiaries as of November 30, 2014 and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the respective periods then ended, and

(b)                                 the unaudited consolidated balance sheet of Seller and the Seller Subsidiaries as of June 30, 2015 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income for the three-month period then ended.

(c)                                  Except as set forth on Section 4.04(c) of the Seller Disclosure Letter, the Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and except for the absence of footnotes and subject to year-end adjustments (which, individually or in the aggregate, are not material), and (y) fairly present, in all material respects, the consolidated financial position of the Joe’s Business as of the dates thereof and their consolidated results of operations for the periods then ended (subject to the absence of footnotes and to normal year-end adjustments, which, individually or in the aggregate, are not material).

Section 4.05                                 Absence of Certain Changes, Events and Conditions.  Except as set forth on Section 4.05 of the Seller Disclosure Letter or in the Company SEC Documents of the Seller, since November 30, 2014, (i) Seller and the Seller Subsidiaries have operated the Joe’s Business in the ordinary course of business in all material respects; (ii) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) there has not occurred or arisen any:

(a)                                 destruction of, damage to or loss of any material asset of the Joe’s Business that would have been a Purchased Asset that has a value of $50,000 or more (whether or not covered by insurance);

(b)                                 change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller of any Seller Subsidiary other than any change required by GAAP or applicable Law;

(c)                                  the acceleration or delay of any sale of the products of Seller or any Seller Subsidiary, the collection of accounts receivable or payment and other current liabilities, except in the ordinary course of business consistent with past practice;

(d)                                 revaluation by or Seller or any Seller Subsidiary of any of the Purchased Assets;

(e)                                  termination of, or material amendment or supplement to, any Material Contract; or

(f)                                   agreement by Seller or any Seller Subsidiary or any officer or Joe’s Employee thereof to do any of the things described in the preceding clauses (a) through (e) (other than as contemplated in this Agreement).

Section 4.06                                 Assigned Contracts.  Except as set forth on Section 4.06 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries, as applicable, is in material breach of, and there exists no material default or event of default, nor any event, occurrence, condition or act (including the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, or both, would become a material default or event of default thereunder with respect to any material Assigned Contract.  Each Assigned Contract that is material to the ownership and/or operation of the Joe’s Business, taken as a whole, is in full force and effect and is the legal, valid and binding obligation of Seller and the Seller Subsidiaries, as applicable, and, to the Knowledge of Seller, no other party to any such Assigned Contract is with the giving of notice, the lapse of time or the happening of any other event or condition, or both, in breach of default in any material respect thereunder.  To the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and implied covenant of good faith and fair dealing.  Neither Seller nor any Subsidiary has received any notice of termination of or intent to terminate any Assigned Contract.  As of the date hereof, Seller has delivered or made available to Buyer true and complete copies, including all amendments and supplements thereto, of each Assigned Contract.  For purposes of the foregoing, Seller acknowledges that each Seller Lease that is an Assigned Contract is material to the ownership and/or operation of the Joe’s Business, taken as a whole, and accordingly is deemed to be a material Assigned Contract.

Section 4.07                                 Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Section 4.07(a) of the Seller Disclosure Letter, since January 1, 2014, there have been no actions, suits, claims, litigations, investigations, audits or other legal proceedings (including arbitration or administrative proceedings, interferences, cancellation proceedings, oppositions, seizure or other contested proceedings), at law or in equity, pending or, to the Knowledge of Seller, threatened against or by Seller or any of its Subsidiaries either (i) relating to the Joe’s Business, the Purchased Assets or the Assumed Liabilities or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)                                 Except as set forth in Section 4.07(b) of the Seller Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Joe’s Business, the Purchased Assets or the Assumed Liabilities.  Neither Seller nor any Subsidiary is in default under any such Governmental Order.

(c)                                  There has been no petition in bankruptcy or other insolvency proceeding filed by or against the Seller or any of its Subsidiaries, nor has the Seller or any of its Subsidiaries made any assignment for the benefit of creditors.

Section 4.08                                 Compliance with Laws.

(a)                                 Except as set forth in Section 4.08(a) of the Seller Disclosure Letter, Seller and each of the Seller Subsidiaries are in compliance in all material respects with all Laws applicable to the conduct of the Joe’s Business and the ownership and use of the Purchased Assets.  Since January 1, 2014, neither Seller nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that Seller or any of its Subsidiaries is not in compliance with any applicable Law, in any material respects, in respect of the conduct of the Joe’s Business and which has not been resolved in all material respects, except as set forth in Section 4.08(a) of the Seller Disclosure Letter

(b)                                 Seller and the Seller Subsidiaries hold all material Permits necessary for the lawful conduct of the Joe’s Business, and is in compliance in all material respects with the terms thereof.

(c)                                  Since January 1, 2014, to Seller’s Knowledge, Seller and its Subsidiaries have complied in all material respects with all applicable Laws relating to the importation of merchandise into the United States or any applicable jurisdiction in which Seller and/or its Subsidiaries conduct the Joe’s Business.  Since January 1, 2014, neither Seller nor any of its Subsidiaries has received written communication from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that (i) alleges that Seller or any of its Subsidiaries are not in compliance in any material respect with any applicable Law or (ii) asserts that Seller or any of its Subsidiaries owe material additional duties, liquidated damages, penalties, or fees.

(d)                                 Except as disclosed in Section 4.08(d) of the Seller Disclosure Letter, to Seller’s Knowledge, all products manufactured, distributed or sold by or on behalf of any of Seller or its Subsidiaries, since January 1, 2014, complied in all material respects with all applicable Laws, including, without limitation, the U.S. Consumer Product Safety Act, the Flammable Fabrics Act, the Hazardous Substances Act, all regulations and policies of the U.S. Consumer Product Safety Commission and other Governmental Entities, and all voluntary industry standards (all such Laws and standards being referred to collectively as “Safety Requirements”).

Section 4.09                                 Taxes.

Except as set forth in Section 4.09 of the Seller Disclosure Letter,

(a)                                 Seller and its Subsidiaries have timely filed, or will timely file (taking into account any valid extensions), all income and material Tax Returns with respect to the Joe’s Business or the Purchased Assets required to be filed prior to the Closing Date.

(b)                                 All material Taxes due by or with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets for all Pre-Closing Periods have been timely paid or will be timely paid in full, or have been adequately reserved and disclosed in the Financial Statements.

(c)                                  (i) Neither Seller nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to the Joe’s Business or the Purchased Assets and (ii) no such audit is contemplated in writing or, to the Knowledge of Seller, pending.

(d)                                 With respect to the Joe’s Business or the Purchased Assets, since November 30, 2009, neither Seller nor any of its Subsidiaries has engaged in a trade or business in any country outside the United States, has a permanent establishment in any country other than the United States, or has engaged in any transaction subject to Tax in a jurisdiction outside the United States.

(e)                                  With respect to the Joe’s Business or the Purchased Assets, neither Seller nor its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.10                                 Inventory.  All of the Inventory is reflected in the Financial Statements or, if acquired subsequent to the period covered by the Financial Statements, is reflected in the Books and Records or on the Seller’s Working Capital Statement, and consists of a quality, quantity and price usable and/or saleable in the ordinary course of business, except in an amount in the aggregate which is equal to or less than the reserve thereof set forth in the Financial Statements, or for the period after the date of the Latest Balance Sheet, in the Books and Records or on the Seller’s Working Capital Statement.  The Inventory was acquired in the ordinary course of business consistent with past practice.  Seller and Seller’s Affiliates maintain reasonable policies, practices and procedures with respect to the adequate security and safeguard of inventory and other assets (including, with respect to Joe’s Employee and third-party theft and other loss), and neither Seller nor Seller’s Affiliates has not made any material changes to such policies, practices and procedures during the current fiscal year.

Section 4.11                                 Accounts Receivable.  All of the Purchased Accounts Receivable are reflected in the Financial Statements or for the period after the date of the Latest Balance Sheet, in the Books and Records, or on the Seller Working Capital Statement and were the result of bona fide transactions in the ordinary course of business consistent with past practice. The

Purchased Accounts Receivable are not subject to any dispute, offset or Mark-Downs, except those Mark-Downs reflected in an amount in the aggregate which is equal to or less than the reserve thereof set forth in the Financial Statements, or for the period after the date of the Latest Balance Sheet, in the Books and Records or on the Seller’s Working Capital Statement.  Except as set forth on the Seller’s Working Capital Statement, no discount or allowance has been granted with respect to any of the Purchased Accounts Receivable, and Seller has no obligation to accept any returns from, or make allowances to, any customer with respect to any existing transaction other than in the ordinary course of business consistent with past practice. As of the dates of each of the Latest Balance Sheet and the Seller Working Capital Statement, the Purchased Accounts Receivable set forth on the Latest Balance Sheet and the Seller’s Working Capital Statement, as applicable (i) reflect all of the then accounts receivable related to the Joe’s Business other than the Excluded Accounts Receivable; and (ii) do not include any accounts receivable related to the Hudson Business.  None of the accounts receivable for the Joe’s Business are accounted for in the books and records of the Hudson Business.

Section 4.12                                 Customer Purchase Orders.  Each of the Acquired Purchase Orders arose in the ordinary course of business and constitutes a bona fide purchase order.  To the Knowledge of Seller, none of the Acquired Purchase Orders is the subject of any dispute, offset or any demand of a customer for chargebacks, credits, discounts, deductions, allowances, or to make mark-down or similar payments (any such demand, a “Mark-Down”) in amounts which are inconsistent with past practice, except as set forth in Section 4.12 of the Seller Disclosure Letter. The Acquired Purchase Orders reflect all of the customer purchase orders related to the Joe’s Business; and (ii) do not include any customer purchase orders related to the Hudson Business.  None of the customer purchase orders are accounted for in the books and records of the Hudson Business.

Section 4.13                                 Customer and Suppliers. Section 4.13(a) of the Seller Disclosure Letter lists (a) the ten (10) largest suppliers of Seller and the Seller Subsidiaries with respect to the Joe’s Business on a consolidated basis (with respect to consolidated net purchases) (collectively, the “Material Suppliers”) and (b) the twenty (20) largest customers of the Seller and the Seller Subsidiaries with respect to the Joe’s Business on a consolidated basis (with respect to consolidated net sales) (collectively, the “Material Customers”), in the case of each of clause (a) and (b) above, for the 12-month period ended June 30, 2015. Except as set forth on Section 4.13(b) of the Seller Disclosure Letter, since the date of the most recent Audited Financial Statement, (i) no Material Customer or Material Supplier has stopped or materially decreased the rate of, or materially changed the terms (whether related to payment, price or otherwise) with respect to purchasing of materials, products or services from, or supplying materials, products or services to, Seller or any of the Seller Subsidiaries and (ii) no Material Supplier or Material Customer has notified Seller or any of Seller’s Affiliates in writing or, to the Seller’s Knowledge, orally that it intends to stop or materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from, or supplying materials, products or services to, Seller or any of the Seller Subsidiaries (whether as a result of the transactions contemplated by this Agreement or otherwise).

Section 4.14                                 Tangible Personal Property.  Except as disclosed on Section 4.14 of the Seller Disclosure Letter, Seller and its Subsidiaries have good and marketable title to, or a valid and binding leasehold or license interest in, all of the Tangible Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances.  All equipment and other items of Tangible Personal Property are in good operating condition and in working order, ordinary wear and tear excepted, are usable in the ordinary course of the Joe’s Business and Seller has no Knowledge of any material defects or problems with any of such equipment or other Tangible Personal Property.

Section 4.15                                 Employees and Related Matters; Employee Benefits.

(a)                                 Section 4.15(a) of the Seller Disclosure Letter sets forth a true and correct list of all of the current full-time and part-time Joe’s Employees, and indicates the current total annual compensation (including without limitation, wages, salaries, bonuses and other monetary compensation) payable to each such Joe’s Employee and the date used by the applicable Seller or Seller Subsidiary as the commencement of employment of, and for the vesting of benefits for, each such Joe’s Employee.

(b)                                 Section 4.15(b) of the Seller Disclosure Letter sets forth each material plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which Seller is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program or arrangement, including, without limitation, any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA; or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA, under which any Joe’s Employee has any present or future right to benefits (each such plan, program, arrangement or agreement set forth in such Section being individually, a “Seller Benefits Plan” and collectively the “Seller Benefits Plans”).  Seller has made available to Buyer a true and complete copy of each material Seller Benefit Plan (including without limitation all amendments thereto), and a true and complete copy of each material document (including without limitation all material amendments thereto) prepared in connection with each such Seller Benefit Plan including without limitation (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) the most recently filed IRS Form 5500 for each Benefit Plan, if any.  Neither Seller nor any Affiliate of Seller has any legally binding plan or commitment to create any additional Seller Benefit Plan or to modify or change any existing Seller Benefit Plan that could be reasonably expected to result in material liabilities to Buyer, except as may be required by Law.

(c)                                  Except as set forth in Section 4.15(c) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (either alone or in combination with another event) result in (i) any material payment becoming due, or increase in any material respect the amount of any compensation due, to any current or former Joe’s Employee (including any bonus, retirement, or severance payment); or (ii) any current or former Joe’s Employee becoming entitled to any material benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award).

(d)                                 Section 4.15(d) of the Seller Disclosure Letter sets forth a list of all former Joe’s Employees whose employment with such Seller or any of Seller’s Affiliates was terminated since January 1, 2015 (either voluntarily by the employee or by Sellers) and indicates whether any legal claims were made by such former employee in connection with such employee’s termination.  Seller has provided Buyer with a copy of all written settlement agreements, releases or other agreements executed by any such former employees in connection with the termination of their employment.  Seller has provided to Buyer a list of any former employee who is currently receiving continuing coverage under COBRA.

(e)                                  Except as set forth in Section 4.15(e) to the Seller Disclosure Letter, none of the Seller Benefit Plans (i) is a plan that is or ever has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company other than the obligation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) or (iv) is subject to any Laws other than the Laws of the United States or a political subdivision thereof.

(f)                                   Each of the Seller Benefit Plans has been operated and administered, in all material respects, in accordance with its terms and Law, including but not limited to, ERISA and the Code, including Section 409A of the Code.  No legal action, suit or claim is pending or, to the Knowledge of Seller, threatened, with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could give rise to any such action, suit or claim.

(g)                                  With respect to each Seller Benefit Plan which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code, the Internal Revenue Service has issued a favorable determination letter and, to the Knowledge of Seller, no event, action or omission has occurred since the date of any such determination letter that would adversely affect such qualified status.

(h)                                 There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan which would reasonably be expected to give rise to a material liability imposed on any of Sellers.  Neither Seller nor any Seller Subsidiary has incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and, to the Knowledge of Seller, no fact or event exists which would reasonably be expected to give rise to such material liability on the part of any Seller.  Neither Seller nor any Seller Subsidiary has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and, to the Knowledge of Seller, no fact or event exists which would reasonably be expected to give rise to such liability on the part of Seller or any Seller Subsidiary.

Section 4.16           Labor Matters; Employees.

(a)           Neither Seller nor any of its Subsidiaries is party to a collective bargaining agreement.  As of the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Joe’s Employees:  (i) there are no labor related strikes, walkouts, stoppages, lockouts or similar disputes pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, there are no pending union organizing campaigns and no labor union has made a pending written demand for recognition or certification.

(b)                                 Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, (i) Seller and Seller’s Affiliates have complied, in all material respects, with all Laws respecting employment and employment practices, including those pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, occupational safety and health, worker’s compensation, unemployment insurance, or annual leave (ii) there is no unfair labor practice complaint against Seller or any of Seller’s Affiliates pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other administrative body with respect to any Seller, and (iii) there are no discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap, disability, sexual orientation, genetic information or veteran status or any other legally protected category) pending before any Governmental Authority or court of competent jurisdiction against Seller or any of Seller’s Affiliates.

Section 4.17                                 Seller Leases.  All of the Seller Leases that are Assigned Contracts are listed on Section 2.01(c) of the Seller Disclosure Letter. Seller or one of the Seller Subsidiaries has a valid leasehold interest in each Seller Lease that is an Assigned Contract, free and clear of all Encumbrances (other than Permitted Encumbrances) and there are no pending or, to the Knowledge of Seller, threatened, condemnation or eminent domain proceedings or other Governmental Authority proceedings affecting any demised premises under a Seller Lease that is an Assigned Contract.

Section 4.18                                 Environmental Matters.  Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of Seller and its Subsidiaries is in compliance with applicable Environmental Laws with respect to the operation of the Joe’s Business on Covered Real Property, which compliance includes compliance with Permits required under Environmental Laws for the operation of the Joe’s Business on Covered Real Property, (b) as of the date hereof there is no investigation, suit, claim, action or proceeding alleged under any Environmental Law that is pending against Seller or any of its Subsidiaries with respect to any Covered Real Property, (c) as of the date hereof neither Seller nor any of its Subsidiaries has received written notice of, or entered into any legally-binding Contract, Governmental Order or settlement involving, uncompleted, outstanding or unresolved requirements on the part of Seller or its Subsidiaries under Environmental Laws with respect to the operation of the Joe’s Business on Covered Real Property, and (d) to the knowledge of Seller, there are no Hazardous Materials present on any Covered Real Property in violation of applicable Environmental Law.

Section 4.19                                 Brokers.  Except as set forth on Section 4.19 of the Disclosure Letters, no broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.20                                 Title to Purchased Assets.  Except as set forth on Section 4.20(a) of the Seller Disclosure Letter, Seller and the Seller Subsidiaries have good and valid title to all property included in the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances, whether in possession of Sellers, manufacturers, suppliers, or any other Person.  Except as set forth on Section 4.20(b) of the Seller Disclosure Letter, the Purchased Assets set forth on the Latest Balance Sheet and the Seller’s Working Capital Statement, as applicable do not include any assets related to the Hudson Business.  No assets of the Joe’s Business are accounted for in the books and records of the Hudson Business.

Section 4.21                                 Products Liability. Except for product replacements that have been appropriately reflected on the Financial Statements, no Seller, any Affiliate of Seller nor any insurance company nor other third party acting on Seller or any of Seller’s Affiliate’s behalf has, since January 1, 2014, paid any amount or damages to any third party for deaths of or injuries to persons or damage to property, or for breach of warranty in excess of One Hundred Thousand Dollars ($100,000) arising out of any alleged defect in quality, materials, workmanship or design of any of the products sold or services performed by the Joe’s Business. Except as set forth in Section 4.21 of the Seller Disclosure Letter, there are no presently pending, nor, to Seller’s Knowledge, threatened in writing, civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, inquiries, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, labeling, testing, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Joe’s Business including, without limitation, the current Inventory. Since January 1, 2014, neither Seller nor any of Seller’s Affiliates has issued a product recall, concerning any product of the Joe’s Business manufactured, shipped, sold or delivered by any Seller or Seller Affiliate, which has occurred or is pending.

Section 4.22                                 Anti-Bribery Laws. No Seller nor any of Seller’s Affiliates (including, to Seller’s Knowledge, any of their officers, directors, agents, distributors, employees or other Persons associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery law applicable to Seller or any of Seller’s Affiliates in any jurisdiction (in each case, as in effect at the time of such action), except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.23                                 Insurance.  Section 4.23 of the Seller Disclosure Letter sets forth a list of all insurance policies currently in effect that insure the property, assets of Seller and the Seller Subsidiaries and the Joe’s Business (the “Insurance Policies”), and true and complete copies of all Insurance Policies have been made available to Buyer.  Each Insurance Policy is valid and binding and in full force and effect and neither Seller nor any of Seller’s Affiliates has received any notice of cancellation, termination or default or denial of coverage in respect of any such Insurance Policy.

Section 4.24                                 Transactions with Affiliates. Section 4.24 to the Seller Discloser Letter sets forth all contracts or arrangements between Seller or any Seller Subsidiary, on the one hand, and other Affiliates of Seller (other than any Seller Subsidiary or any employee of any Seller Subsidiary). Except as disclosed on Section 4.24 to the Seller Disclosure Letter, none of Seller or any Seller Subsidiary and their respective Affiliates, directors, officers, members, managers, partners or employees (i) possesses, directly or indirectly, any financial interest in, or is a director, officer, member, manager, partner or employee of, any Person (other than Seller or any Seller Subsidiary) which is a material client, supplier, customer, lessor, lessee, or competitor of Seller, (ii) owns any property right, tangible or intangible, which is used by Seller or any Seller Subsidiary in the conduct of the Joe’s Business or (iii) is a party to any contract or agreement with Seller or Seller Subsidiary (other than in such party’s capacity as an employee). Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 4.24.

Section 4.25                                 No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (as qualified by the Seller Disclosure Letter), neither Seller, nor any other Person on behalf of Seller, has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Joe’s Business and the Purchased Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Joe’s Business, or any representation or warranty arising from statute or otherwise in law.  Any and all statements made or information communicated by Seller, any of its Subsidiaries or any of their respective Representatives outside of this Agreement (including by way of documents provided in response to Buyer’s written diligence request(s) and any management presentation provided), whether verbally, in writing or otherwise, are deemed to have been superseded by this Agreement, it being intended that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct.

Section 5.01                                 Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.

Section 5.02                                 Authority of Buyer.  Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  At the Closing, each other Transaction Document shall have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and/or its Subsidiaries, as applicable,) each such Transaction Document shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03                                 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of or conflict with any provision of the certificate of incorporation or by-laws of Buyer, in each case, amended as of the date of this Agreement; (b) result in a violation or breach of or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Buyer Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04                                 Brokers.  No broker, finder, firm or investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                                 Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06                                 Sufficiency of Funds.  Buyer has, and will have as of the Closing, sufficient cash in immediately available funds to pay the Purchase Price and all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 5.07                                 No Other Representations and Warranties.  Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself or such other Person.

ARTICLE VI
COVENANTS

Section 6.01                                 Access to Information Concerning Purchased Assets and Records.

(a)                                 Seller shall, and shall cause its Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Buyer and its Representatives reasonable access to the Representatives, properties, books and records of Seller and its Subsidiaries relating to the Joe’s Business, the Purchased Assets and the Assumed Liabilities so that Buyer may have a full opportunity to familiarize itself with such properties and other matters and, during such period, Seller shall furnish promptly to Buyer all financial and operating data and other information concerning the Joe’s Business as Buyer may reasonably request; provided, that such access shall not unreasonably disrupt the operations of Seller or any of its Subsidiaries.  Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to afford such access if it would cause a violation of a Material Contract, would cause a loss of attorney/client privilege to Seller or any of its Subsidiaries, would violate the privacy rights of or confidentiality obligation to any Person or would constitute a violation under applicable Laws.

(b)                                 No review by Buyer shall affect the representations and warranties made by Seller pursuant to this Agreement or the remedies of Buyer for breaches of those representations and warranties.

(c)                                  Seller shall deliver or make available to Buyer complete, true and correct copies of all Assigned Contracts, including all amendments and supplements thereto.

(d)                                 After the Closing Date, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating solely to the Purchased Assets or the Joe’s Business for Pre-Closing Periods as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall Seller or its Affiliates be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Buyer or its Affiliates.

(e)                                  Any request for information or documents pursuant to Section 6.01(d) shall be made by the requesting party in writing.  The other party hereto shall, at the requesting party’s expense, promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. Any information obtained under Section 6.01(d) shall be kept confidential, except (i) as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest, (ii) as required by applicable Law and (iii) in connection with the enforcement or defense of this Agreement.

Section 6.02                                 Confidentiality.

(a)                                 From and after the date of this Agreement until Closing, Buyer and Seller agree they will be bound by and comply with the obligations of the Confidentiality Agreement.  After the Closing, the Confidentiality Agreement shall, solely with respect to Confidential Material, be deemed to have been terminated by the parties thereto and shall, solely with respect to Confidential Material, no longer be binding.

(b)                                 Seller acknowledges that it is in possession of Confidential Material.  For three (3) years following the Closing, Seller shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that prior to Closing, Seller and its Subsidiaries may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course; provided, further, that Seller and its Subsidiaries may also disclose Confidential Material to in connection with (i) the negotiation of the IP Asset Purchase Agreement and the consummation of the transactions contemplated thereby, (ii) the performance of Seller’s obligations thereunder and (iii) any disputes that may arise in connection therewith.  Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the transactions contemplated by this Agreement, for purposes of operating their respective businesses in the ordinary course or in connection with the enforcement or defense of this Agreement (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement).  If Seller or any of its Affiliates or Representatives are requested or required to disclose (after, to the extent legally permitted, Seller has used its commercially reasonable efforts to avoid such disclosure and after, to the extent legally permitted, promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or Representative, to provide, to the extent legally permitted, Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy.  At any time that such protective order or remedy has not been obtained or Buyer waives Seller’s obligations hereunder, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

Section 6.03                                 Conduct of Seller and the Joe’s Business Pending the Closing Date.

(a)                                 Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, except as otherwise set forth in Section 6.03(a) of the Seller Disclosure Letter, it shall, and shall cause the Seller Subsidiaries to, conduct the Joe’s Business only in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to preserve intact the Joe’s Business and the Purchased Assets, keep available the services of the Joe’s Employees and maintain satisfactory relationships with licensors, licensees, suppliers, distributors, clients and others having business relationships with the Joe’s Business.

(b)                                 In furtherance and not in limitation of Section 6.03(a), Seller agrees that during the period commencing on the date hereof and ending on the Closing Date and except as otherwise set forth in Section 6.03(a) of the Seller Disclosure Letter, it shall not, and shall cause each of the Seller Subsidiaries not to, effect any of the following (as each pertains to or is related the Purchased Assets or the Assumed Liabilities) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     enter into, amend or supplement in any material respect, become subject to or terminate any Assigned Contract;

(ii)                                  sell, transfer, lease, abandon, cancel, license or otherwise dispose of any Purchased Assets other than in the ordinary course of business consistent with past practices;

(iii)                               acquire, directly or indirectly (by merger, exchange, consolidation or acquisition of stock or assets or otherwise), any other Person or a material portion of the assets of any other Person, in each case, if such Person or such assets, as applicable, as of the Closing would constitute Purchased Assets, except for the acquisition of assets in the ordinary course of business consistent with past practice;

(iv)                              other than in the ordinary course of business, consistent with past practice, enter into any transaction that would constitute an Assumed Liability;

(v)                                 subject any of the Purchased Assets to any Encumbrance (other than a Permitted Encumbrance);

(vi)                              other than in the ordinary course of business, consistent with past practice, accelerate the collection of Purchased Accounts Receivable or delay the payment of Assumed Accounts Payable;

(vii)                           other than in the ordinary course of business consistent with past practice for any Joe’s Employee, as required by applicable Law, or as permitted pursuant to the terms of any Seller Benefits Plan in effect on the date hereof: (A) increase in any manner the compensation of or benefits payable, (B) enter into, establish, amend or terminate any collective bargaining agreement or (C) to the extent such actions would reasonably be expected to result in a material liability to the Buyer, adopt, establish or amend any Seller Benefits Plan (or any plan, program, agreement or arrangement that would be a Seller Benefits Plan if in effect as of the date hereof);

(viii)                        hire an employee of Joe’s Business, retain a consultant or otherwise agree to pay for services rendered or to be rendered by any Person to Joe’s Business with annual compensation in excess of Seventy Five Thousand Dollars ($75,000) other than to replace a terminated or departed Joe’s Employee with such earnings;

(ix)                              accelerate or delay the sale of the Products, the collection of accounts receivable or the payment of accounts payable and other Current Liabilities;

(x)                                 waive or release any right or claim of Seller in excess of One Hundred Thousand Dollars ($100,000), including any write-off or other compromise of any account receivable of Joe’s Business other than in the ordinary course of business consistent with past practice;

(xi)                              knowingly violate any Law applicable to Seller; or

(xii)                           commit or agree (whether or not such Contract, commitment or agreement is legally binding) to do, or authorize, any of the foregoing.

(c)                                  Seller shall keep, or cause its Subsidiaries to keep, all material insurance policies currently maintained with respect to the Joe’s Business, or suitable replacements or renewals, in full force and effect until the Closing.

Section 6.04                                 Commercially Reasonable Efforts; Consents.  Subject to the terms and conditions contained in this Section 6.04, Seller and Buyer shall, and Seller shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Governmental Orders as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Article VIII hereof; provided, that no indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement, and no Assigned Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to Seller or any of its Subsidiaries (or Buyer after the Closing), to obtain any such consent, approval or authorization, without first obtaining the written approval of Buyer; provided, further, that neither Seller nor any of its Affiliates shall be required to offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Permit, consent, approval, authorization, qualifications or Governmental Order.

Section 6.05                                 Notification of Certain Matters.  Seller shall promptly notify Buyer of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries relating to the Joe’s Business, the Purchased Assets or the Assumed Liabilities, or Buyer, as the case may be, (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VIII hereof not to be satisfied, (c) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed

(or required to be disclosed) on Section 4.06 of the Seller Disclosure Letter, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (e) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, Seller.

Section 6.06                                 Public Announcements.  After the Closing, at the request of either Seller or Buyer, Seller and Buyer shall send a jointly executed letter to those Persons as Buyer may request notifying such Persons of the consummation of the transactions contemplated by this Agreement. Seller and Buyer each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior written consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange.

Section 6.07                                 Bulk Sales Laws; Tax Clearance Certificates.

(a)                                 The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.  If requested by Seller, Buyer agrees to provide applicable resale certificate(s) to Seller.  In the event any claim is made by any creditor of Seller against Buyer or related to the transactions contemplated hereby which could have been asserted under any bulk sales, bulk transfer or similar Laws of any jurisdiction, Buyer shall notify Seller of such claim and Seller shall have thirty (30) days in which to satisfy or discharge such claim, or to take appropriate defensive action to dispute such claim in accordance with Article VII hereof.  Seller shall indemnify Buyer for all Losses (including any Tax liabilities) resulting from non-compliance with any such Laws.

(b)                                 Promptly following the full execution of this Agreement, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or any of Seller’s Affiliates or where Seller or any of Seller’s Affiliates has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller or any of Seller’s Affiliates. If any taxing authority asserts that Seller or any of Seller’s Affiliates is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.  Seller shall provide all Tax Clearance Certificates to Buyer upon receipt thereof.

Section 6.08                                 Transfer Taxes.  All transfer, documentary, sales and use, value added, stamp, registration and similar Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement shall be split equally between Buyer and Seller.  The parties shall cooperate in good faith in preparing and filing all Tax Returns or other applicable documents in connection with Transfer Taxes and to apply for and establish exemptions from or otherwise reduce Transfer Taxes.

Section 6.09                                 Tax Matters.

(a)                                 All Taxes and Tax liabilities with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that relate to the Overlap Period shall be apportioned between Seller and Buyer as follows: (i) in the case of Taxes, other than income, sales and use, withholding, gross receipt and other similar Taxes, on a per diem basis; and (ii) in the case of income, sales and use, withholding, gross receipt and other similar Taxes, as determined as if there was a closing of the Books and Records at the end of the day on the Closing Date.  Notwithstanding the foregoing, Taxes and Tax liabilities with respect to the income or operations or ownership of the Delayed Transfer Assets that relate to the taxable year or other taxable period beginning on or before and ending after the Delayed Transfer Date shall be apportioned between Seller and Buyer in the manner set forth in the preceding sentence, substituting “Delayed Transfer Date” for “Closing Date.”  Seller shall be liable for any Taxes with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that are attributable to all Pre-Closing Periods (or in the case of the Delayed Transfer Assets, attributable to any taxable year or other taxable period, or portion thereof, that ends on or before the day before the Delayed Transfer Date). Buyer shall be liable for any Taxes with respect to the income or operations of the Joe’s Business or the ownership of the Purchased Assets that are attributable to all Post-Closing Periods (or in the case of the Delayed Transfer Assets, attributable to a taxable year or other taxable period, or portion thereof, that begins on or after the Delayed Transfer Date).  Each Party shall be liable for its own income Taxes.

(b)                                 To the extent Buyer receives any refund of Taxes (whether in the form of cash received, a credit, or offset against Taxes otherwise payable) which is attributable to any Pre-Closing Period, any such refund of Taxes shall belong to Seller and Buyer shall promptly pay any such refund to Seller within ten (10) days of receipt thereof.

(c)                                  Pursuant to the “Alternative Procedure” provided in Section 5 of Revenue Procedure 2004-53, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will be relieved from filing an IRS Form W-2 with respect to the Continuing Joe’s Employees and (iii) Buyer will undertake to file (or cause to be filed) an IRS Form W-2 for each such Continuing Joe’s Employees for the year that includes the Closing Date (including the portion of such year that such Continuing Joe’s Employees was employed by Seller). Seller will provide Buyer on a timely basis with all payroll and employment-related information with respect to each such Continuing Joe’s Employees.

Section 6.10                                 Employee Benefits.

(a)                                 Buyer shall, or shall cause one of its Affiliates to, offer employment to all active Joe’s Employees located at any Covered Real Property location (other than active Joe’s Employees located at any Covered Real Property Location that is operated pursuant to a Seller Lease that is a Delayed Transfer Asset, the procedure for offering employment to which is governed by Section 6.15), other than those listed in Section 6.10(a) to the Buyer Disclosure Letter (the “Transition Employees”), effective at Closing, such offers to be subject to such Joe’s Employees providing documentary evidence that they are currently legally authorized to work in the country such Joe’s Employee currently works in.  Each such offer of employment shall be at not less than the same salary or hourly wage rate as in effect as of the day immediately prior to the Closing Date and shall permit such Joe’s Employee the opportunity to participate in Buyer’s employee benefit plans, subject to eligibility requirements.  Employees who accept such offer of employment and become employees of Buyer or one of its Affiliates shall be referred to herein as “Continuing Joe’s Employees.”  Except as set forth in Section 6.10(h), Seller shall bear any and all obligations and liability under the Workers Adjustment and Retraining Notification Act (the “WARN Act”), and any similar state or local Laws, resulting from employment losses for Joe’s Employees to whom Buyer is not obligated to offer employment under this Section 6.10.

(b)                                 During the period between the Closing Date and September 30, 2015 or any earlier date agreed to by Seller and Buyer (such date, the “Employee Transition Date”), Seller shall, at Buyer’s expense, be responsible for all compensation, benefits, severance and employment-related obligations to all Transition Employees who remain employed by Seller or any Seller Subsidiary during such period; provided, however, that nothing herein is intended or shall be interpreted to require Seller or any Seller Subsidiary to retain any Transition Employee during such period or to prevent any Transition Employee from resigning during such period.  Seventy-two (72) hours prior to when payroll becomes due for any payroll period from the Closing Date through and including the Employee Transition Date, Buyer shall pay Seller by wire transfer of immediately available funds for all amounts paid to Transition Employees and related costs and expenses incurred by Seller or any Seller Subsidiary with respect to all such Transition Employees, including, but not limited to, all compensation, benefits, severance, notice of pay and benefits, withholding taxes and all other employment-related obligations.  However, Buyer shall not be obligated to reimburse Seller for any “change of control” payments or other similar payment obligations made by Seller or any Seller Subsidiary with respect to any of the Transition Employees in connection with the transactions contemplated by this Agreement (other than such payment made with Buyer’s prior written consent).  Buyer shall indemnify, defend and hold the Seller Indemnitees harmless from and against any and all Losses suffered, paid or incurred by Seller as a result of or relating to (i) the employment or termination of employment of any Transition Employee on and after the Closing Date through the Employee Transition Date, (ii) any action or inaction by Transition Employees in connection with the operation of the Joe’s Business on or after the Closing Date, (iii) any law or regulation relating to workers’ compensation, wages and hours, workplace safety, discrimination, harassment, disability rights or any other law or regulation concerning the employment relationship or terms and conditions or employment of any Transition Employee arising on and after the Closing Date and (iv) the participation of Transition Employees in the Seller Benefit Plans or other benefit plans of the Seller on and after the Closing Date and through the Employee Transition Date. Seller shall have no responsibility for the quality or timeliness or any other aspect of the performance by the Transition Employees of any activities on behalf of or at the direction of Buyer, nor shall Seller be required or expected to provide direction to the Transition Employees as to the work they are to perform.  The Transition Employees shall, for all purposes, be considered the employees of Buyer and are, as a matter of convenience to Buyer, being paid by Seller through its payroll system.

(c)                                  During the period between the Closing Date and September 30, 2015, without the prior consent of Buyer, Seller shall not and shall cause the Seller Subsidiaries to not (i)  as required by the terms of employment contracts disclosed to Buyer, materially increase the rate of compensation for any Transition Employees or enter into or alter any employment agreement with any Transition Employee, or (ii) adopt or materially amend any Seller Benefit Plan, bonus plan or severance plan affecting Transition Employees, other than amendments (A) that are required by Law or that are not applicable to Transition Employees; provided, that Seller shall notify Buyer regarding any such amendments as soon as reasonably practicable), or (B) which do not materially increase the cost, in the aggregate, of all such Seller Benefit Plans to the employer.

(d)                                 Except as set forth in Section 6.10(a), nothing shall limit the right of Buyer or any of its Affiliates to terminate the employment of any Continuing Joe’s Employee at any time.

(e)                                  Seller intends that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Continuing Joe’s Employee who accepts an employment offer by Buyer for purposes of any Seller Benefits Plan that provides for separation, termination or severance benefits.

(f)                                   Unless any Continuing Joe’s Employee is part of an excluded class of employees under Buyer’s 401(k) plan, Continuing Joe’s Employees shall be entitled to make rollover contributions into Buyer’s 401(k) plan at such time as Buyer determines it is legally permissible to do so and will not result in any liability to Buyer or any of its benefit plans.  Buyer’s 401(k) plan shall not assume any outstanding 401(k) loans from any Continuing Joe’s Employees who rollover or otherwise participates in Buyer’s 401(k) plan.  Accordingly, Continuing Joe’s Employees shall not be permitted to transfer outstanding 401(k) loan amounts to Buyer’s 401(k) plan and any rollover amounts from any Continuing Joe’s Employee shall be transferred to Buyer’s 401(k) plan free and clear of any outstanding 401(k) loan amounts.

(g)                                  For purposes of the plans, programs and arrangements of Buyer relating to compensation and employee benefit plans, each Continuing Joe’s Employee will be credited with all years of service with a Seller (based on most recent hire date), as applicable, as set forth on Section 4.15(a) of the Seller Disclosure Letter, under any comparable benefit plan, program or arrangement for purposes of eligibility, vesting and benefit accrual (except with respect to the accrual of benefits under any defined benefit plan). In addition, Buyer shall, or shall cause its Affiliates to, waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Joe’s Employees under any medical, dental and vision plans in which such employees may become eligible to participate from and after the Closing Date.

(h)                                 On or before the Closing Date and the Delayed Transfer Date, Seller shall provide a list of the name and employment site of any and all employees of Seller who have experienced, or will experience, an employment loss or layoff — as defined by the WARN Act — within ninety (90) days of the day immediately prior to the Closing Date or the Delayed Transfer Date, as applicable. Seller shall update this list up to the Closing Date and the Delayed Transfer Date, as applicable. For a period of ninety (90) days after the Closing Date and the Delayed Transfer Date, as applicable, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller prior to the Closing Date or the Delayed Transfer Date, as applicable, would trigger the WARN Act. Buyer shall be liable and hold Seller harmless for any liabilities or obligations arising out of or relating to Buyer’s violation of any of Buyer’s covenants in this Section 6.10(h) and Section 6.10(a) of this Agreement, including, without limitation, any liabilities or obligations arising under the WARN Act, provided that Buyer shall not be liable to the extent of any incremental liability incurred by Buyer directly caused by actions taken by Buyer in reliance upon any inaccurate information contained in the lists provided by Seller in accordance with Section 4.15(d) and Section 6.10(h).

(i)                                     Nothing contained in this Section 6.10 shall confer any third-party beneficiary rights or other rights or remedies upon any Continuing Joe’s Employee or act as an amendment to any of the employee benefit plans of Buyer or its Affiliates.

(j)                                    Seller and each of its Subsidiaries shall, after the date hereof and prior to the Closing, (i) provide any and all notices to, (ii) make any and all filings or registrations with, and (iii) obtain any and all consents or approvals of, any labor organization, works council or any similar entity, council or organization, required to be made or obtained in connection with this Agreement or the consummation of the transactions contemplated herein.

(k)                                 Without limiting the generality of Section 10.06, nothing contained in this Section 6.10 shall confer upon any Person, other than the parties hereto, any rights or remedies or any right to employment or continued employment.  Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement sponsored or maintained by Seller or any of its Affiliates.

Section 6.11                                 Non-Solicitation.  For a period from the Closing Date until the two (2) year anniversary thereof, no Seller nor any of its Affiliates shall, directly or indirectly, on its or his own behalf or on behalf of any other Person or through any other Person hire or solicit the employment of any Continuing Joe’s Employee or other employees of Joe’s Business (as owned by Buyer) and/or Buyer’s Affiliates or encourage any such employee to leave employment with the Joe’s Business (as owned by Buyer) or any of Buyer’s Affiliates or knowingly participate in any discussion with any employee of Joe’s Business (as owned by Buyer) or any of Buyer’s Affiliates regarding the possibility of his or her employment by any person or entity other than Buyer or its Affiliates or subsidiaries; provided, however, it is expressly understood and agreed that merely interviewing a Person who responds to a general advertisement or similar general notice with respect to employment shall in no event be deemed to be a violation of this Section 6.11; provided, further, however, that nothing in this Section 6.11 shall prevent Seller or any of its Affiliates from hiring (A) any employee whose employment has been terminated by Buyer or (B) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

Section 6.12                                 Product Claims; Compliance.  Prior to the Closing Date, Seller shall deliver to Buyer written notice of (a) any product liability claim made or suit filed with respect to any product sold by Seller or any of Seller’s Affiliates in respect of Joe’s Business; (b) any investigations or directives regarding such products issued by any Governmental Authority; and (c) any notices sent by any Seller or Seller’s Affiliates to, or received by Seller or Seller’s Affiliates from, any Governmental Authority regarding such products.  The notice required by the first sentence of this Section 6.12 shall be provided to Buyer within ten (10) calendar days of such Seller’s written receipt or sending, as applicable, of the claim or notice contemplated in subparagraphs (a) or (c) above, or within ten (10) calendar days of Seller having Knowledge of any commencement of an investigation or directive contemplated in subparagraph (b) above.  Prior to the Closing Date, Seller shall promptly notify Buyer if Seller has Knowledge that a product produced prior to the Closing Date may fail to materially comply with one or more Safety Requirements or may contain a defect that could create a substantial risk of injury to the public as described in 15 U.S.C. 2064, and thereafter shall provide Buyer with timely information regarding further developments with respect to such claim.

Section 6.13                                 Further Assurances.  Following the Closing, without further consideration, each of the parties hereto shall, and shall cause their respective Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.14                                 Seller’s Disclosure Letter.  Seller reserves the right to update the Seller’s Disclosure Letter between the date hereof and the Closing to reflect changes in the information contained in such Sellers’ Disclosure Letter relating to any condition, event or circumstance arising after the date hereof that would cause, or reasonably be expected to cause, any representation or warranty made by Seller in this Agreement to fail to be true and correct as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date). Any such change or supplement to the Sellers’ Disclosure Letter shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02(b) have been satisfied.

Section 6.15                                 Certain Purchased Assets and Assumed Liabilities.

(a)                                 On the Delayed Transfer Date, (i) Seller shall (and shall cause the Seller Subsidiaries to) deliver to Buyer the Purchased Assets set forth on Section 6.15(a) of the Seller Disclosure Letter (such Purchased Assets, the “Delayed Transfer Assets”) free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities set forth on Section 6.15(b) of the Seller Disclosure Letter (such Assumed Liabilities, the “Delayed Transfer Liabilities”). In furtherance of the foregoing, on the Delayed Transfer Date, Seller shall deliver to Buyer a certificate signed by an authorized officer of Seller, dated as of the Delayed Transfer Date, confirming that the other than the Fundamental Representations directly relating to the Delayed Transfer Assets, the representations and warranties of Seller directly relating to the Delayed Transfer Assets contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Delayed Transfer Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in the Fundamental Representations directly relating to the Delayed Transfer Assets shall be true and correct in all respects on and as of the Delayed Transfer Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 During the period commencing on the Closing Date and ending on the Delayed Transfer Date, Seller agrees to comply with the covenants and agreement set forth in Section 6.03 solely to the extent applicable to the Delayed Transfer Assets and the Delayed Transfer Liabilities.

(c)                                  Prior to the Delayed Transfer Date, Seller shall update Section 4.15(a) to the Seller Disclosure Letter to providing for all active Joe’s Employees located at any Covered Real Property that is operated pursuant to a Seller Lease as of such date. Following receipt of such update and not later than three (3) Business Days prior to the Delayed Transfer Date, Buyer shall, or shall cause one of its Affiliates to, offer employment to all active Joe’s Employees located at any Covered Real Property that is operated pursuant to a Seller Lease that is a Delayed Transfer Asset (such offers shall (A) be for employment commencing as of immediately following the Delayed Transfer Date, (B) be subject to such Joe’s Employees providing documentary evidence that they are currently legally authorized to work in the country such Joe’s Employee currently works in and (C) shall be at not less than the same salary or hourly wage rate as in effect as of the day immediately prior to the Delayed Transfer Date and shall permit such Joe’s Employee the opportunity to participate in Buyer’s employee benefit plans, subject to eligibility requirements), those Joe’s Employee’s that accept such offers will be deemed “Continuing Joe’s Employees” from and after the Delayed Transfer Date. On the Delayed Transfer Date, Seller shall terminate the employment of each applicable Continuing Joe’s Employee, and Seller shall pay all accrued final wages and vacation pay related to such employees through the date of termination.  Buyer shall comply with all covenants and agreements in Section 6.10 with respect to such Person from and after the Delayed Transfer Date (except that, solely with respect to such Persons, all references in such Section to “Closing Date” shall instead be deemed to refer to the “Delayed Transfer Date”).

(d)                                 Notwithstanding anything herein to the contrary, and for the avoidance of doubt, all economic benefits and burdens related to the Delayed Transfer Assets and the Delayed Transfer Liabilities shall remain with Seller and the Seller Subsidiaries until the Delayed Transfer Date.

ARTICLE VII
INDEMNIFICATION

Section 7.01                                 Survival.  All representations and warranties made by Buyer and Seller in this Agreement and the Transaction Documents, as applicable, shall survive and remain in effect for a period of eighteen (18) months from the Closing Date (or, solely with respect to the Delayed Transfer Assets and Delayed Transfer Liabilities, for a period of eighteen (18) months from the Delayed Transfer Date), except that the Fundamental Representations shall survive and remain in effect for the period of the applicable statute of limitations.  Each covenant and other agreement contained in this Agreement which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing until the full performance of such covenant or agreement in accordance with its terms; provided, that each covenant and other agreement contained in this Agreement which by their terms contemplates actions or imposes obligations prior to or at the Closing shall terminate six (6) months after the Closing.  Notwithstanding the foregoing, any claims asserted in accordance herewith in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 7.02                                 Indemnification by Seller.  On the other terms and subject to the other conditions of this Article VII, from and after the Closing, Seller agrees to indemnify Buyer, its Affiliates and its and their respective Representatives (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Buyer Indemnitee arising out of or resulting from:

(a)                                 any failure of any representations or warranty made by Seller to be true and correct in all respects on and as of the Closing Date as if made at and as of such time (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or any of its Subsidiaries pursuant to this Agreement or any Transaction Document following the Closing;

(c)                                  any Excluded Asset or any Excluded Liability;

(d)                                 any failure by Seller or any of its Subsidiaries, or claim by a creditor of Seller or any of its Subsidiaries that any of them has failed, in each case, to comply with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction; or

(e)                                  any Taxes imposed on Buyer due to Seller’s failure to obtain any Tax Clearance Certificate.

Section 7.03                                 Indemnification by Buyer.  On the other terms and subject to the other conditions of this Article VII, Buyer shall indemnify Seller, its Affiliates and its and their respective Representatives (the “Seller Indemnitees”), and shall hold each of them harmless from and against, any and all Losses suffered, incurred, paid, sustained by, or imposed upon, any Seller Indemnitee arising out of or resulting from:

(a)                                 any failure of any representations or warranties made by Buyer to be true and correct in all respects on and as of the Closing Date as if made at and as of such time (other than those made on a specified date, which shall be true and correct in all respects as of such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or any of its Subsidiaries pursuant to this Agreement or any Transaction Document following the Closing; or

(c)                                  any Assumed Liability.

Section 7.04                                 Certain Limitations.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)                                 The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.  The parties agree that any claim for any individual Loss or group of related Losses indemnifiable pursuant to Section 7.02(a) or Section 7.03(a), as applicable, in an amount less than Five Thousand Dollars ($5,000) shall not count towards the applicable Deductible. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 7.04(a) shall not apply to Losses described in Section 7.02(b)-(d) or Section 7.03(b)-(c), or to Losses incurred by (i) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller, (ii) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer, and (iii) any Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) arising from fraud or willful misconduct.

(b)                                 The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to (x) Section 7.02(a) and Section 7.02(b) or (y) Section 7.03(a) and Section 7.03(b), as the case may be, shall not exceed Four Million Dollars ($4,000,000); provided, that the limitation set forth in the first clause of this Section 7.04(a) shall not apply to (i) Losses described in Section 7.02(b), or Section 7.03(b) as a result of any willful or intentional breach or non-fulfillment; or (ii) Losses incurred by (A) any Buyer Indemnitee in connection with or arising from any breach of any Fundamental Representation of Seller, or (B) any Seller Indemnitee in connection with or arising from any breach of any Fundamental Representation of Buyer; provided, further, that the maximum aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed the Purchase Price (the “Cap”).  Notwithstanding the foregoing, the Cap shall not apply to Losses described in Section 7.02(c) incurred by any Buyer Indemnitee or Losses incurred by any Buyer Indemnitee or Seller Indemnitee arising from the fraud or willful misconduct of the Indemnifying Party.

(c)                                  Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any costs of investigation of the underlying claim and collection), the net present value of any Tax benefits actually recognized by the Indemnified Party, and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss.  If the Indemnified Party receives such insurance proceeds, Tax benefit, indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to a Loss, the Indemnified Party shall promptly return such indemnification up to the amount of such insurance proceeds, Tax benefit, indemnity, contribution or similar payments.

(d)                                 No Indemnifying Party shall be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages (collectively, “Special Damages”) or any lost profits, diminution in value or damages based on any type of multiple; provided, that Special Damages shall be indemnifiable pursuant to Section 7.02 or Section 7.03, as applicable, to the extent Special Damages are ordered, by a court of competent jurisdiction or other Government Authority, or the award of any arbitrator, or pursuant to a settlement consented to by the Indemnifying Party, to be paid by the Indemnified Party to a third party or are awarded in connection with fraud or willful misconduct.

(e)                                  Each Indemnified Party shall take, and cause its Subsidiaries to take, commercially reasonable steps to mitigate any Loss as soon as reasonably practicable upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, such Loss.

Section 7.05                                 Indemnification Procedures.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall deliver as promptly as practicable a written notice (a “Claim Certificate”), which Claim Certificate shall describe the Third Party Claim (or Direct Claim, if delivered pursuant to Section 7.05(c)) in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby.  The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) Business Days after its receipt of a Claim Certificate, to assume the defense of, the Third Party Claim described in such Claim Certificate at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that in the event that the Indemnifying Party assumes the defense of any Third Party Claim, then (x) subject to Section 7.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (y) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it.  Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim and shall pay, subject to the limitations of liability set forth in Section 7.04, the fees and expenses of counsel retained by the Indemnified Party if: (i) such Third Party Claim is reasonably likely to give rise to Losses which are more than one hundred percent (100%) of the amount indemnifiable by such Indemnifying Party pursuant to this Article VII; (ii) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Third Party Claim seeks a material injunction or equitable relief against the Indemnified Party, (iv) the named parties to such Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and such Indemnified Party has been advised in writing by such counsel that there is one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to prosecute or defend such Third Party Claim.  Notwithstanding any other provision of this Agreement, with respect to any audit, assessment, inquiry, claim, adjustment or proposed adjustment with respect to Taxes (a “Tax Contest”), (A) Seller shall have the right to control such Tax Contest if, but only if, such Tax Contest relates to Taxes (1) attributable to the Purchased Assets or the Joe’s Business with respect to any Pre-Closing Period or (2) imposed on Seller and (B) if such Tax Contest could reasonably be expected to increase the Taxes for any Post-Closing Period for which Buyer is responsible, Buyer shall be entitled to participate in such Tax Contest, and Seller shall not consent to have any settlement or compromise of any such Tax Contest without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 7.05(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim.

(b)                                 Settlement of Third Party Claims.

(i)                                     Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim (including Tax Contests), but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (A) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with this Section 7.05(b), (B) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (C) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there is one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement or the Indemnifying Party is then in material breach of its indemnification obligations under this Article VII.

(ii)                                  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after the receipt of a Claim Certificate with respect to a Third Party Claim hereunder that it elects to undertake the defense thereof, or if the Indemnified Party assumes the defense of such Third Party Claim pursuant to this Section 7.05(b), the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)                               Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement of a Third Party Claim that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.

(c)                                  Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof in a Claim Certificate.  The failure to provide such Claim Certificate shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is materially prejudiced thereby.  In the event that the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  During such sixty (60) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including a copy of any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 10.08.  Claims for Losses (i)

specified in any Claim Certificate to which an Indemnifying Party claims for Losses covered by a memorandum of agreement of the nature described above and (ii) the validity and amount of which have been the subject of judicial determination as described above and in Section 10.08 or shall have been settled with the consent of the Indemnified Party, as described in this Section 7.05(c) are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the final determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 7.06                                 Seller’s Obligation to Cause Subsidiaries to Act.  Seller acknowledges and agrees that, to the extent any provision of this Agreement requires any of Seller’s Subsidiaries, or Seller agrees on behalf of its Subsidiaries, to perform, take or refrain from taking any action, (a) Seller shall have an obligation to cause such Affiliate to perform, take and/or refrain from taking such action, as applicable, and (b) the failure of such Affiliate to perform, take or refrain from taking such action shall constitute a breach by Seller of such provision (notwithstanding any lack of an express obligation on the part of Seller to cause such Affiliate to take such action).

Section 7.07                                 Tax Treatment of Indemnification Payments.  Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including any indemnification payments made pursuant to this Article VII) as an adjustment to the Purchase Price, unless a final determination by the appropriate taxing authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01                                 Conditions to the Obligations of Each Party.  The respective obligations of Buyer and Seller to consummate and cause the consummation of the transactions contemplated herein at the Closing are subject to the satisfaction or waiver in writing by Seller and Buyer at or before the Closing Date of each of the following conditions:

(a)                                 Injunctions; Illegality.  No Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document.

(b)                                 Consummation of the IP Asset Purchase Agreement.  The transactions contemplated by the IP Asset Purchase Agreement shall have been consummated, or all conditions to the consummation thereof shall have been satisfied or waived (or shall be satisfied or waived contemporaneously with the Closing).

Section 8.02                                 Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Buyer prior to the Closing Date of the following further conditions:

(a)                                 Performance.  All of the agreements and covenants of Seller to be performed prior to Closing pursuant to this Agreement and the other Transaction Documents shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  (i) The Fundamental Representations made by Seller shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Seller contained in Article IV hereof shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Required Consents. All of the Required Consents shall have been obtained without any amendments or supplements to any of the Assigned Contracts, other than any amendments or supplements consented to by Buyer in writing;

(d)                                 Payoff Letters. Payoff letters from the lenders of Seller and the Seller Subsidiaries, in form and substance reasonably satisfactory to Buyer, indicating that, upon payment of the amount specified in such letters, all obligations of Seller and the Seller Subsidiaries to such Persons required to be satisfied on the Closing Date shall be satisfied, all Encumbrances on the Purchased Assets shall be released;

(e)                                  Seller’s Working Capital Statement.  Seller shall have delivered to Buyer Seller’s Working Capital Statement.

(f)                                   Dahan Offer Letter.  The Dahan Offer Letter has not been rescinded or terminated, whether voluntarily by Dahan or involuntarily on account of death or disability (in accordance with its terms), in each case prior to the Closing.

(g)                                  Other Actions. All actions to be taken by Seller in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(h)                                 Closing Deliverables.  Seller shall have delivered or caused to be delivered to Buyer the items set forth in Section 3.02(a).

(i)                                     No Material Adverse Effect.  Since the date hereof, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.03                                 Conditions to the Obligations of Seller.  The obligations of Seller to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Seller, prior to the Closing Date, of the following further conditions:

(a)                                 Performance.  All of the agreements and covenants of Buyer to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  (i) The Fundamental Representations made by Buyer shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Buyer contained in Article V hereof shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(c)                                  Closing Deliverables.  Buyer shall have delivered or caused to be delivered to Seller the items set forth in Section 3.02(b).

(d)                                 Other Actions.  All actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Section 8.04                                 Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such party’s failure to act in good faith or such party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.04.

ARTICLE IX
TERMINATION

Section 9.01                                 Termination Events.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, at any time prior to the Closing:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer, if: (i) the Closing Date shall not have occurred prior to September 30, 2015 (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 9.01 if such party is in material breach of this Agreement or (ii) any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 9.01(b) shall have complied with its obligations, if any, under Section 6.04;

(c)                                  by Seller, if:  (i) any of the representations and warranties of Buyer contained in Article V hereof shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Seller to Buyer and (2) the day that is five (5) Business Days prior to the End Date; provided that Seller may not terminate this Agreement pursuant to this Section 9.01(c) if Seller is in material breach of this Agreement; or

(d)                                 by Buyer, if:  (i) any of the representations and warranties of Seller contained in Article IV hereof shall fail to be true and correct or (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the tenth (10th) day after written notice thereof is given by Buyer to Seller and (2) the day that is five (5) Business Days prior to the End Date; provided that Buyer may not terminate this Agreement pursuant to this Section 9.01(d) if Buyer is in material breach of this Agreement.

Section 9.02                                 Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 9.01 by Buyer, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of Seller or Buyer, except that this Section 9.02, and Article X hereof shall survive any termination of this Agreement.  Nothing in this Section 9.02 shall relieve any party of liability for any Willful Breach of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01                          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received by the addressee if delivered by hand or sent by a nationally recognized overnight courier (receipt requested); (b) on the date sent by facsimile or e-mail of a PDF document if sent between 9:00 A.M, and 6:00 P.M. New York City time on any Business Day, and on the next Business Day if sent outside of such hours or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In the case of facsimile or e-mail of a PDF document, such copies shall also be sent by overnight courier service or by registered mail.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller to:

Joe’s Jeans Inc.
2340 S. Eastern Avenue
Commerce, CA 90040
Attention:                           Interim Chief Executive Officer
Facsimile:                           (323) 837-3791

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:                           Jeffrey H. Cohen
                                                                                  Andrew D. Garelick
Facsimile:                           (213) 687-5600

Email:                                              Jeffrey.Cohen@skadden.com

Andrew.Garelick@skadden.com

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue NW
Washington DC 20036
Attention:                           Russell W. Parks, Jr.
                                                                                  Erica D. McGrady
Facsimile:                           (202) 887-4288

Email:                                              RParks@akingump.com

EMcgrady@akingump.com

or to such other person or address as Seller shall furnish to Buyer in writing.

If to Buyer to:

GBG USA Inc.
350 Fifth Ave., 9th Floor
New York, NY 10118
Attn:                                                      Robert K. Smits, EVP & General Counsel
Fax No.:                                   (646) 786-6943
Email:                                              RobertSmits@globalbrandsgroup.com

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP
590 Madison Ave.
New York, NY 10022
Attn:                                                      Paul Pollock

Ilana Lubin
Fax No.:                                   (212) 223-4134
Email:                                              PPollock@crowell.com
                                                                                  ILubin@crowell.com

or to such other person or address as Buyer shall furnish to Seller in writing.

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.03                          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04                          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05                          Entire Agreement.  This Agreement, together with the Confidentiality Agreement, Exhibits hereto, the Disclosure Letters and the other Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Letters (other than an exception expressly set forth as such in the Disclosure Letters), the statements in the body of this Agreement will control.

Section 10.06                          Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to Article VII hereof, which shall inure to the benefit of each Buyer Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that (i) Seller shall be entitled to assign its rights, interests and obligations hereunder in connection with a merger, exchange, consolidation or sale of all or substantially of its stock or assets or other similar transaction; and (ii) Buyer may, in its sole discretion and without the consent of Seller, designate one or more of its Affiliates (each, a “Buyer Designee”) to purchase certain of the Purchased Assets and assume certain of the Assumed Liabilities, and Buyer’s Designee shall be entitled to the benefit of the representations, warranties, covenants and agreements, to the extent applicable, made by Seller in Transaction Document; provided, however that Buyer shall remain liable under this Agreement.  Each party shall provide written notice to the other party of any such assignment.  Any attempted assignment in violation of this Section 10.06 will be void.  Notwithstanding any assignment by any party pursuant to this Section 10.06, such party shall be responsible for full performance of such party’s covenants, agreements and obligations hereunder.

Section 10.07                          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.08                          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its rules of conflict of laws.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY STATE OF FEDERAL COURT IN NEW YORK COUNTY, NEW YORK.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.09                          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that Seller and Buyer shall be entitled to equitable relief without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with its terms, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.09, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

Section 10.10                          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:		BUYER:

JOE’S JEANS, INC.		GBG USA INC.

By:	/s/ Hamish Sandhu	By:	/s/ Dow Famulak
Name: Hamish Sandhu		Name: Dow Famulak
Title: CFO		Title: President and COO